SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the registrant [   ]

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Check the appropriate box:

[X]  Preliminary Proxy Statement.
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12.

--------------------------------------------------------------------------------

                              DAVE & BUSTER'S, INC.
                (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------

                       DOLPHIN LIMITED PARTNERSHIP I, L.P.
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
--------------------------------------------------------------------------------

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (4)  Date Filed:

                             2003 ANNUAL MEETING OF
                      SHAREHOLDERS OF DAVE & BUSTER'S, INC.

                                 PROXY STATEMENT
                                       OF
                       DOLPHIN LIMITED PARTNERSHIP I, L.P.

           This proxy statement and the enclosed BLUE proxy card are being furnished to you, the holders of shares of common stock, par value $.01 per share, of Dave & Buster's, Inc., a Missouri corporation, in connection with the solicitation by Dolphin Limited Partnership I, L.P. for use at the 2003 annual meeting of shareholders of the Company, and at any adjournments or postponements of the meeting. Dolphin is the Company's largest shareholder, owning approximately 9.5% of the Company's stock. Our interests are squarely aligned with those of our fellow shareholders, and our only goal is to maximize value for all shareholders in which we expect to share proportionately.

           Dolphin is soliciting proxies to elect its three nominees to the Company's board of directors. Our objective is to install directors that are independent of management, untainted by what we believe was the improper and conflicted past conduct of the board of directors in the Company's ultimately failed sale process, and elected by you, the shareholders. Our nominees will also be committed to addressing what we believe have been the Company's disappointing operating results and share performance over the past few years. We explain in detail in this proxy statement the basis for our beliefs and why we think you should support our nominees. See "Dolphin's Reasons For Seeking Board Representation" below.

           The Company recently expanded the size of its board from eight to nine directors despite Dolphin's admonishments not to do so. The Company has also recently added three directors to the board, one to fill a recently created director position and two to replace retiring board directors. Even with the addition of three directors, six of the remaining directors who presided over the improper sale process and disappointing operating results constitute a supermajority of the nine member board. Our nominees, if elected, will constitute three of the nine directors on the board. If shareholders elect our nominees and continue to be dissatisfied with the board, they will be in a position at next year's annual meeting to replace an additional three directors and thereby effect a change in board control.

           Although our nominees, if elected, will constitute only a minority of the Company's board of directors, they will be strong advocates for advancing shareholder interests, maximizing shareholder value, implementing operating improvements, and promoting board independence and management accountability. Specifically, our nominees will promote a platform in the boardroom that includes--

     o    conducting a thorough review of the Company's prior sale process;

     o reconstituting the board's special committee that should have actively supervised the sale process but ceded that role to management directors who we believe had a conflicted agenda;

     o exploring avenues for maximizing shareholder value, which may include a sale of the Company;

     o destaggering the board to provide for the annual election of all directors, thereby enhancing the board's accountability to the shareholders;

     o    eliminating the Company's poison pill rights plan;

     o    designating board leadership unconnected with the prior sale process;

     o focusing closely on financial performance, with a thorough review of the Company's operations and business model; and

     o aligning management compensation with operating results and shareholder return.

           The terms of three of the Company's directors expire at the 2003 annual meeting. Dolphin is nominating three directors, Edward A. Weinstein, Donald T. Netter and Edward E. Hartline, for election to this class for terms expiring in 2006.

           As we set out in this proxy statement, our nominees collectively have extensive backgrounds in public company financial oversight and accounting, the promotion of investor value and corporate law and governance. We believe our nominees will bring to the board the judgment, experience, energy, independence and objectivity that shareholders can trust and that will be applied exclusively and disinterestedly in the interests of all shareholders.

           See "Information About Dolphin" and "Certain Other Information Regarding Dolphin's Nominees" for information about Dolphin and about our nominees.

      Dolphin recommends that you vote to elect each of our three nominees.

           The Company has announced that the 2003 annual meeting will be held at ____ a.m. local time on June __, 2003 at 10727 Composite Drive, Dallas, Texas and that the record date for determining shareholders entitled to notice of and to vote at the 2003 annual meeting is April 18, 2003.

           Your vote is important, no matter how many or how few shares of common stock you own. Dolphin urges you to mark, sign, date and return the enclosed BLUE proxy card promptly in accordance with the instructions set forth below. Please do NOT sign any proxy card you may receive from the Company even though it allows you to vote in favor of certain proposals that Dolphin supports. You can vote for those proposals on the BLUE Dolphin card.

           You are urged to mark, sign and date the enclosed BLUE proxy card and return it in the enclosed envelope whether or not you plan to attend the 2003 annual meeting. If you need assistance in voting your shares of common stock, please call Dolphin's information agent, Innisfree M&A Incorporated, toll-free at 1-888-750-5834 or, if you are a bank or broker, please call collect at 1-212-750-5833.

           This proxy statement and the accompanying BLUE proxy card are first being furnished to the Company's shareholders on or about _________, 2003.

               DOLPHIN'S REASONS FOR SEEKING BOARD REPRESENTATION

           Dolphin seeks to maximize value for all of the Company's shareholders in which we, as the Company's largest shareholder, expect to share in proportionately. We do not trust the current board to act disinterestedly to promote shareholder value because of what we believe is the past misconduct with which a supermajority of the current board was associated. In this section we explain to you the basis for our belief that a supermajority of the current board is tainted by an improper and flawed process to sell the Company that began in 1999, and ended in failure in the fall of 2002. We also explain our disappointment with the Company's recent operating results, and top management compensation that, in our view, is excessive and not aligned with operating performance, for which we believe the board must be held accountable.

 Composition of the Board

           Until recently, the Company's board of directors had eight members. Three of these members--David O. Corriveau and James W. Corley, then the Company's two co-chairmen and co-CEOs, and Walter S. Henrion, then a consultant to the Company since 1989 and a member of the board's executive committee--were participants in a failed attempt to buyout the Company. Four of the directors-- Mark A. Levy, Allen J. Bernstein, Peter A. Edison and Christopher C. Maguire--served on the special committee of the board charged with the responsibility for evaluating and negotiating acquisition proposals, including the buyout attempt. The eighth director was Bruce H. Hallett, whose firm provided legal services to the Company.

           In March and April 2003--beginning almost immediately after Dolphin publicly criticized the conduct of the board--the Company announced a series of what it referred to as governance initiatives. See "The Company's governance reforms" below. As part of these initiatives, the Company reported that Mr. Henrion, whose term of office was to expire in 2003, and Mr. Hallett, whose term of office was to expire in 2004, were retiring from the board. The board appointed Patricia P. Priest to fill the vacancy in the 2003 class created by the resignation of Mr. Henrion. The board also expanded the 2004 class by one director and appointed David B. Pittaway and Walter J. Humann to fill the vacancies created in this class by the resignation of Mr. Hallett and the recently created directorship. Dolphin has publicly opposed the increase in the size of the board. We feel that the board was wrong to create an additional directorship in the midst of a proxy contest, where the incumbent board rather than the shareholders filled the vacancy.

           Even with three recently appointed directors, the current board is still heavily weighted towards the old regime. Six of the nine directors, a supermajority, were either members of the senior management buyout group that we believe placed its interests ahead of the shareholders, or members of the special committee, that failed to check this self-interest. We cannot place trust and confidence to manage the affairs of our Company in a board that has a supermajority of the old directors. We also believe that if a decision is made to sell the Company, credible financial and strategic buyers are less likely to come forward if the old board members were to remain in control of the sale process and the special committee remains comprised of the same members.

           Our nominees have no connection with the incumbent board. By electing our three nominees in 2003, the shareholders will get vigorous, independent advocates for their interests in the boardroom this year. Also, shareholders will be positioned to change control of the board at the 2004 annual meeting by election of three additional independent directors, even if the board remains classified at that time.

The flawed sale process and its implications

           Beginning in October 1999, following a significant decline in the Company's stock price, the Company began to explore various strategic alternatives. The exploration ultimately led to a proposed buyout transaction by an Investcorp affiliate with the participation of the Company's senior management. This transaction first took the form of a $12.00 per share tender offer launched in June 2002, which failed to close because of insufficient shareholder response, and then a proposed $13.50 per share merger to be voted upon by shareholders, which was withdrawn in October 2002. We characterize this process as flawed, conflicted and failed--

     o flawed, because, as we describe below, the special committee that should have taken an active role in conducting the process only reacted to transactions that were pre-screened by senior management;

     o conflicted, because, as we describe below, senior management was apparently only prepared to consider transactions in which it would have an interest, regardless of what may have been best for shareholders; and

     o failed, because, despite the time, energy and substantial expense--$1.3 million in 2002 alone--that the Company and its management apparently devoted to this process, it failed to result in an acquisition transaction or to otherwise bring value to shareholders.

           Unless we note otherwise, the information that we present concerning this process is derived from the Company's preliminary proxy statement filed with the Securities and Exchange Commission on October 2, 2002 under cover of Amendment Number 2 to the Company's Schedule 14A. This document is publicly available on the website of the SEC at www.sec.gov. Please see in particular "Background of the Merger," found at pages 16 through 22 of that document.

           The special committee

           In December 1999, the board of the Company established a special committee of allegedly independent directors to evaluate and negotiate proposals "in the event that any of the existing or future unsolicited inquiries developed into a credible proposal." The board took this action after being advised by one of the Company's then co-chairmen and chief executive officers that the Company had received unsolicited inquiries from financial buyers and that the Company was "exploring management's interest in participating in any such transaction." Thus, we believe the board was on notice from the very outset that senior management had an interest in any potential transaction that was not shared by all shareholders.

           The board initially appointed to the special committee four directors, Mr. Levy, who served as chair, and Messrs. Bernstein, Edison and Maguire.

           Mr. Maguire is chief executive officer and president of Cypress Equities, Inc. Cypress Equities, Inc. or its affiliates lease space to the Company, for which Cypress received from the Company $522,000 in 1999, $167,000 in 2000, $1,242,400 in 2001 and $1,332,000 (including brokerage commissions on sale-leaseback transactions) in 2002. In addition, in December 2000, the Company and an affiliate of Cypress Equities entered into a sale-leaseback transaction whereby the Company received $8.0 million in exchange for committing to lease payments of approximately $23.2 million over 20 years with options for renewal. Please see the Company's annual proxy statements for the years 2000, 2001, 2002 and 2003 under "Certain Transactions," which are available on the SEC's website. In light of these relationships, in our view, Mr. Maguire had financial ties to the Company that cast serious doubt on Mr. Maguire's independence from management and therefore Mr. Maguire should not have served on the special committee.

           Mr. Bernstein resigned from the special committee in April 2002, citing the need to "devote more of his time and attention to the sale of Morton's Restaurant Group, Inc., of which he was then the Chairman and Chief Executive Officer." In fact, Morton's concluded a going private transaction in 2002 with the participation of its management. Dolphin owned 6.1% of the Morton's outstanding common stock at the time, communicated with Morton's management and expressed its own interest in acquiring Morton's. By reason of our involvement, we had a unique vantage point from which to observe the transaction. Please see Morton's definitive proxy statement, filed with the SEC under cover of Schedule 14A on June 18, 2002 and available on the SEC's website, for a discussion of the background of this transaction, including various communications and expressions of interest of Dolphin in respect of the transaction.

           In a lengthy sale process beginning in May 2001, in which Morton's received expressions of interest from approximately 30 parties, the transaction consummated by Morton's was one in which certain members of senior management participated. Also of note, Morton's failed in our view to diligently pursue an independent acquisition proposal of $28.25 per share made in May 2001, at the outset of the process. This was over twice the price of $12.60 per share offered in the transaction with management participation later accepted by the Morton's board in March 2002. That price was subsequently increased to $17.00 in July 2002, but only as a result of a bidding war with a third party.

           We believe that the Morton's transaction was disturbingly similar to key elements of the Company's sale process. This raises questions for us as to whether Mr. Bernstein could have exercised objective judgment during his tenure on the Company's special committee or the board with respect to any proposed transactions not involving management.

       The integrity of the sale process; Landry's expression of interest

           In our view, given the expressly stated interest of senior management in participating in any buyout of the Company, it was incumbent on the special committee to take an active role in managing the Company's sale process. From publicly available sources, it appears that this was not the case. Rather, as belatedly described in the Company's October 2002 preliminary proxy statement, it was the very management group that expected to participate in the buyout that screened third-party expressions of interest in acquiring the Company. This group consisted of directors Corriveau, Corley and Henrion. As disclosed in the October 2002 preliminary proxy statement, Messrs. Corriveau, Corley and/or Henrion met with seven interested buyers without reported involvement of the special committee. The two transactions reportedly referred to the special committee were ones in which senior management had proposed participation. To us, this suggests that Messrs. Corriveau, Corley and/or Henrion were not inclined to present to the special committee a transaction without senior management involvement and that the special committee passively acquiesced in this improper clearance procedure. We think this behavior was a dereliction by the special committee of its duties which undercut the entire sale process. This view is reinforced by the treatment of Landry's Restaurants, Inc. which expressed interest in acquiring the Company in 2001, in circumstances which we describe below.

           With the exception of the Landry's expression of interest in mid-2001, the public record does not provide extensive particulars on those expressions of interest to acquire the Company that failed to pass the management screen. Details of Landry's negotiations with the Company's management initially came to light as a result of a class action litigation filed in the Texas District Court in July 2002, captioned L.J. Parnes v. Corriveau et al., cause no. 02-4912 (July 9, 2002 Dallas County). The complaint in that action is publicly available from the court. It alleges, based on statements made by a deposed representative of Landry's, that after a confidentiality agreement was executed by Landry's, "D&B had no interest in providing Landry's with any confidential information." According to the complaint, Messrs. Corriveau, Corley and Henrion did meet in late August 2001 with Tillman Fertitta, Landry's chairman and chief executive officer. However, at the meeting, Mr. Fertitta "was informed that they [Corriveau, Corley and Henrion] intended to take the Company private themselves and they wanted Landry's to sign a standstill agreement to preclude it from interfering with the going private plan." Similar disclosure exists in the Company's October 2002 preliminary proxy statement--

               "Among other topics discussed at the [August 2001] meeting, Messrs. Corriveau and Corley disclosed to Mr. Fertitta that D&B's management, including themselves, preferred a management-led buyout of D&B to a sale transaction with a strategic buyer such as Landry's."

       The complaint further recites--

               "Two months later, on October 23, 2001, defendant Corriveau sent Fertitta an `outline of the kind of deal a merger would require for management to obtain its goals' and questioned whether this would work for Landry's. That document indicated that the D&B shareholders would receive only $9 per share and that the D&B `management earnouts' would be `10% of EBITDA contributed by D&B operations for the next 5 years. Paid annually and structured as a capital gains transaction.'"

This demand is corroborated in the Company's October 2002 preliminary proxy statement. The disclosure in the proxy statement adds that management also sought "assurances that D&B management would participate in stock option, stock grant and other incentive programs offered by Landry's."

           We are deeply troubled by these disclosures, and we think that other shareholders should be as well. First, the disclosures demonstrate to us that the Company's senior management had as a primary goal the furthering of their own financial interests, which they appear to have pursued regardless of whether shareholders would receive greater benefit from a transaction that did not have senior management participation. As directors of the Company, Messrs. Corriveau, Corley and Henrion were bound by fiduciary duties to the Company and its shareholders. We believe, based on the recited disclosures, that these directors breached their fiduciary duties to shareholders by placing their personal interests ahead of the interests of shareholders. We cannot ascertain whether Messrs. Corriveau, Corley and Henrion conducted exchanges with other parties interested in an acquisition of the Company that were similar to the exchange with Landry's. However, it seems to us a fair inference that senior management may have evaluated other expressions of interest through the same prism of self-interest.

           Second, we are troubled by the delay in the Company's disclosure of the special benefits that senior management sought for itself in any transaction with Landry's. The demand for special benefits was made in October 2001. The discussions with Landry's were not disclosed at all in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed in June 2002 in response to the management supported tender offer for the Company launched in that month. On July 29, 2002, the Company filed its initial preliminary proxy materials in respect of the management supported buyout transaction, briefly mentioning contacts with "a company engaged in restaurant ownership and operations," but failing to disclose any substance of those negotiations, including references to management benefits. A similar reference is contained in the Company's revised proxy materials filed on September 11, 2002.

           It seems to us a fair inference that, were it not for disclosures in the class action litigation, which was filed at the beginning of July 2002, the Company may never have disclosed the details of the Landry's encounter. We believe that the failure to disclose management directors' demands of a potential acquiror for personal financial benefits as a condition of an acquisition transaction is a serious omission. This is particularly so, in our view, where the Company purports to provide the background of a buyout transaction in which senior management is participating. To us, this lack of candor in the Company's public disclosures goes to the issue of shareholder trust in the Company's senior management and in its board of directors, which has the ultimate responsibility for the conduct of the Company's affairs. The current board continues to be comprised of a supermajority of directors who were members of the old board and are therefore responsible for this failure to disclose.

           The Company's governance reforms

           On March 5 and 17, 2003, the Company announced that it was undertaking certain governance and business initiatives. This announcement came almost immediately after Dolphin delivered an open letter to the board on governance issues, as noted below. The Company's initiatives included formation of a nominating and corporate governance committee whose chairman would be Mr. Edison. Also, the Company announced that Mr. Levy had been designated lead director, "to head executive sessions of the board and also serve as the primary liaison between management and the Board." The appointment of a lead director was one of the governance reforms advocated in Dolphin's March 3 letter. On April 10, 2003, the Company disclosed that Messrs. Corriveau and Corley would no longer serve as co-chairmen and that instead Mr. Edison would be chairman of the Company's board.

           In its March announcements, the Company stated to its shareholders,

                     "[A]s you know, public companies are subject to new laws regarding corporate governance, including composition of the Board and Board committees. With this in mind, last year we proactively undertook a thorough review of our governance practices and procedures with the goal of not only meeting the requirements of the new laws, but also enhancing our overall corporate governance policies. We made this issue a top priority, and set it as an agenda item for our regularly scheduled Board meeting on March 4, 2003. Our objective is to institute Board changes in an orderly and constructive way."

(emphasis supplied by us). We have reviewed the minutes of the Company's board of directors provided to us by the Company following a demand that we made under Missouri law. Prior to March 4, 2003, only one brief reference to corporate governance reform appeared in these minutes, from a board meeting on November 12, 2002. This reference reads in its entirety as follows:

                     "Mr. Corley then asked Mr. Gary Singer and Mr. Tom Leary of O'Melveny and Myers LLP to join the meeting to give a presentation on recent corporate governance developments in light of the Sarbanes-Oxley legislation and recent NYSE proposed rule changes."

This does not seem to us as a mandate for a "thorough review of governance practices and procedures."

           We note, moreover, that the actions taken at the March 4, 2003 board meeting followed by one day our delivery on March 3, 2003 of a letter to the board. In this letter, we challenged the independence and credibility of the board and the special committee, primarily for the reasons described above, and advocated the appointment of an independent, lead director and other reforms included in our platform. We question, therefore, if the Company is being fully candid with its shareholders on the impetus for and timing of the Company's governance reform measures. We think the answer is NO.

           Mr. Edison was a member of the special committee formed to evaluate and negotiate acquisition proposals. For the reasons we describe above, we believe that this committee did not act properly to protect and promote the interests of shareholders, where senior management who were also directors may have reasonably been suspected of placing their own financial benefit ahead of shareholder interests. We ask shareholders to consider whether Mr. Edison is an appropriate choice to lead a board where one of the key objectives is to promote independence from management. We think the answer is NO.

           As noted, in March 2003, the Company announced to shareholders that Mr. Levy had been appointed lead director. This designation is not mentioned in the Company's 2003 preliminary proxy materials. Based upon our review of board minutes furnished to us pursuant to our request under Missouri law, we understand that this designation was withdrawn when Mr. Edison was appointed chairman of the board. The Company touted the designation of a lead director as a governance initiative but withdrew the designation without public disclosure. We ask shareholders to consider whether the Company has acted here with the appropriate openness and candor. We think the answer is NO.

           David B. Pittaway is one of the recently appointed directors that the Company selected to fill one of the vacancies in the class of directors whose term expires in 2004. The Company discloses in its 2003 preliminary proxy materials that Mr. Pittaway is a senior managing director of Castle Harlan, Inc. The Company does not disclose in its materials that--

     o Castle Harlan was the investment firm that acquired Morton's Restaurant Group (see "The special committee" above);

     o John Castle, a founder of Castle Harlan, had originally been on the special committee of the Morton's board formed to evaluate acquisition proposals;

     o approximately three months after Mr. Castle resigned from the special committee--but not the board--Castle Harlan made its bid for Morton's Restaurant Group;

     o    Mr. Pittaway was a director of Morton's at the time; and

     o Mr. Bernstein, as a member of Morton's senior management, participated in that buyout.


           In light of the Company's recent experience with a proposed buyout involving senior management, we ask shareholders to consider whether the omission of this information, which we believe is relevant to the suitability of Mr. Pittaway for membership on the Company's board, from the Company's proxy materials was proper . We think the answer is NO.

            In summary

           For the reasons set forth in this section, we believe that:

     o the Company's sale process, in which the Company received various expressions of interest but focused only on those that allowed for senior management participation, was flawed and improper;

     o the Landry's exchange demonstrates that the management directors acted improperly and in contravention of their fiduciary duties to shareholders by placing their financial interests ahead of the interests of shareholders;

     o the special committee, which reacted only to proposals that had been screened by senior management and which apparently catered to management's personal financial objectives, did not properly discharge its duties to shareholders;

     o the members of the special committee should be held accountable for ceding to the clearly interested management directors significant aspects of the sale process and failing to actively implement procedures designed to achieve the best and highest value for shareholders; and

     o the directors who served on the special committee and the board during this process should not be entrusted with the responsibility of promoting governance reform, board independence and maximizing shareholder value.

           The improprieties that characterized the Company's sale process undermine the trust that we, as the Company's largest shareholder, and all other shareholders are entitled to place in the Company's board of directors. We believe that the only way to restore this trust is to elect new directors who are truly independent and whose only agenda is to advance shareholder interests and maximize shareholder value.

Recent financial performance compared with management compensation

           The Company's operating income, net income, diluted earnings per share, EBITDA and EBITDA margin have all declined for the second consecutive year, while compensation of the Company's top management personnel, Messrs. Corriveau and Corley, remains substantially in excess of the compensation awarded these executives in fiscal 1999. We think that this is wrong and undermines our confidence in the business judgment and oversight of the current board.

           The following information for fiscal years 1999 through 2002 (other than per share prices) is derived from the Company's press release of April 8, 2003, its annual report on form 10-K for the year ended February 3, 2002, its proxy statement for the Company's 2002 annual meeting of shareholders and the Company's preliminary proxy statement for the 2003 annual meeting. We compare the Company's results beginning in fiscal 1999, because in that year the Company's stock price experienced a precipitous decline--the effects of which continue to be felt--well in advance of the general downturn in the securities markets.


----------------------------------------------------------------------------------------------------------------------------------
                                                              Fiscal Year Ended(1)
----------------------------------------------------------------------------------------------------------------------------------
                              January 30, 2000        February 4, 2001       February 3, 2002   February 2, 2003      Change--
                                   (F1999)                 (F2000)               (F2001)           (F2002) (2)    2002 compared to
                                                                                                                        1999
------------------------ --------------------- ---------------------- --------------------- -------------------- -----------------
Number of complexes at                     23                     27                    31                   32                9
fiscal year end
------------------------ --------------------- ---------------------- --------------------- -------------------- ----------------

------------------------ --------------------- ---------------------- --------------------- -------------------- ----------------
Operating Income                  $18,955,000            $27,966,000           $19,697,000          $15,246,000          (19.6%)
------------------------ --------------------- ---------------------- --------------------- -------------------- ----------------

------------------------ --------------------- ---------------------- --------------------- -------------------- ----------------
EBITDA(3)                         $38,839,000            $53,682,000           $48,390,000          $45,302,000            16.6%
------------------------ --------------------- ---------------------- --------------------- -------------------- ----------------

------------------------ --------------------- ---------------------- --------------------- -------------------- ----------------
EBITDA margin(4)                        15.7%                  16.2%                 13.5%                12.1%           (3.6%)
------------------------ --------------------- ---------------------- --------------------- -------------------- ----------------

------------------------ --------------------- ---------------------- --------------------- -------------------- ----------------
Net income                         $5,205,000            $12,245,000            $7,578,000           $5,348,000             2.7%
------------------------ --------------------- ---------------------- --------------------- -------------------- ----------------

------------------------ --------------------- ---------------------- --------------------- -------------------- ----------------
Diluted earnings per                    $0.39                 $ 0.94                 $0.58                $0.40          (46.7%)
share (EPS)
------------------------ --------------------- ---------------------- --------------------- -------------------- ----------------

------------------------ --------------------- ---------------------- --------------------- -------------------- ----------------
High/low share price            $29.00 /$5.50       $11.875 /$6.0625         $10.80 /$5.45        $13.25 /$7.40
of the Company's
common stock during
the fiscal year
------------------------ --------------------- ---------------------- --------------------- -------------------- ----------------

------------------------ --------------------- ---------------------- --------------------- -------------------- ----------------
Total compensation of                $775,000          $1,743,000(5)            $1,427,000           $1,285,000            65.9%
Messrs. Corriveau and
Corley
------------------------ --------------------- ---------------------- --------------------- -------------------- ----------------

1 The Company's fiscal year ends on the Sunday after the Saturday closest to January 31.
2 Before the effect of change in accounting principle in fiscal 2002; after change in accounting principle, the Company reported a net loss of $1,748,000 and diluted net loss per share of $0.13. Inclusive of merger related expenses incurred in fiscal 2002 of $1.3 million.
3 Defined as earnings before interest expense, income taxes, depreciation and amortization, as derived from the Company's consolidated statements of income.
4    Defined as EBITDA as a percentage of sales.
5    Includes restricted stock award valued at $960,000.

           The Company's operating income, net income, diluted earnings per share, EBITDA and EBITDA margin have all declined since fiscal 2000, even after excluding merger related expenses in fiscal 2002 and despite the opening of four new complexes in fiscal 2001 and one new complex in fiscal 2002. Operating income and EBITDA margins were both lower in fiscal 2002 than they were in fiscal 1999. The Company's per share price has declined from fiscal 1999, without meaningful recovery. In contrast, the S&P Small Cap Restaurant Index, which the

Company uses as its peer group index for the stock price performance graph contained in its proxy statements, has risen from fiscal 1999 by approximately 55%.

           We believe that the public companies whose business is most comparable to the Company's are CEC Entertainment Inc. (operator of Chuck E. Cheese's restaurants) and Total Entertainment Restaurant Corp. (operator of Fox and Hound and Bailey's restaurants). Both are restaurant companies which derive a significant portion of their revenues from entertainment operations. The Company's diluted earnings per share, before change in accounting principle in fiscal 2002, were essentially the same in fiscal 2002 compared to fiscal 1999. In contrast and despite recent adverse economic conditions, diluted earnings per share of CEC Entertainment and Total Entertainment were higher in fiscal 2002 by approximately 55% and 386%, respectively, than they were in fiscal 1999.

           Notwithstanding the recent decline in the Company's financial performance, the combined total annual compensation of Messrs. Corriveau and Corley has risen by approximately 66% from fiscal 1999 to fiscal 2002. Their compensation as a percentage of the Company's net income was 14.9% in fiscal 1999 compared to 24.0% in fiscal 2002. Although this compensation modestly declined in absolute terms from fiscal 2000 to fiscal 2002, compensation as a percentage of the Company's net income rose in each of fiscal 2001 and 2002.

           At a time when the deterioration in the Company's business should have been readily apparent, the compensation committee of the board recommended, and the board approved, an increase in the base salary of Messrs. Corriveau and Corely from $500,000 to $600,000, effective as of April 1, 2002. In our letter to the board of March 3, 2003, we strongly criticized the increases in senior management compensation at a time when the Company's financial performance was trending in the opposite direction. We now read in the Company's 2003 preliminary proxy materials that Messrs. Corriveau and Corley agreed to reduce their base salary by 20% in fiscal 2003, from $600,000 to $480,000 each. We believe that this reduction is largely illusory. The reduced base salary is only slightly lower than the base salary of $498,000 earned by each of Messrs. Corriveau and Corley in fiscal 2001 and substantially above what they earned in fiscal 1999. Moreover, Messrs. Corriveau and Corley can earn back half of their pay cuts if the Company's earnings per share in fiscal 2003 increase by 50% over fiscal 2002 and their entire pay cuts if the increase equals 100%. A 50% increase would be almost the same as the Company's earnings per share in 2001 and substantially less than the Company's published guidance of $0.77 to $0.85 in diluted earnings per share for fiscal 2003; a 100% increase would still be less than the Company's earnings per share in fiscal 2000.

           We believe that the board of directors is ultimately answerable to the shareholders for the operating performance of the Company. The board and its compensation committee are certainly accountable for the compensation awarded to the Company's senior executive officers. In light of the Company's recent financial performance, and the compensation of its senior executives compared to those results, we believe that change is needed in the boardroom.

           Even with the Company's recent addition of three directors, the continuing directors, who presided over the Company's prior sale process and its recent disappointing operating results, remain a supermajority--six of nine directors-- of the board. We do not know if the directors recently appointed by the incumbent board will act vigorously to expose and correct the serious governance and oversight deficiencies that we have identified. We cannot tell if they are incentivized to guide the Company towards improved operating results and to maximize shareholder value. We can assure you, however, that our independent director slate will be resolute in pursuing these goals. As the Company's largest shareholder, we have the ultimate financial incentive of bringing value to all shareholders.


                              THE DOLPHIN PLATFORM

           Dolphin is focused on the goal of maximizing shareholder value in which we will share proportionately. We think this can be accomplished by improving the Company's operating results and by exploring potential transactions to bring value to shareholders. We also think that it is important to promote trust in the leadership of the board. We think that this should be done through the election of directors whose independence and integrity is unquestioned, who have the necessary financial and business acumen, who will champion initiatives to improve corporate democracy and who will oppose any conduct that furthers the personal benefits of management directors at shareholder expense.

Our nominees

           We believe that our nominees are committed to pursuing these goals and collectively have the background, experience and incentive to see them through. Our slate includes--

     o Edward A. Weinstein, a retired senior partner of Deloitte & Touche, LLP from its New York merger, acquisitions and restructuring unit;

     o    Donald T. Netter, Dolphin's senior managing director; and

     o Edward E. Hartline, the managing partner of the Texas-based law firm of Brown McCarroll, LLP.

           Mr. Weinstein brings to our slate over 40 years' experience in public company financial and accounting matters, including mergers and acquisitions. His credentials and experience clearly qualify him as a "financial expert" for purposes of the recent corporate governance reforms. Mr. Netter, representing the Company's largest shareholder, has 20 years experience in managing investments in public and private companies. Mr. Hartline is a leading corporate attorney in the region where the Company is headquartered, has restaurant company board experience and brings to our slate the legal expertise for implementing needed governance reforms. Together these nominees are dedicated to promoting Dolphin's platform of maximizing shareholder value and bringing independence to the board and its committees

           For additional information concerning our nominees, see "Certain Information Regarding Dolphin's Nominees" below.

Our platform

           If elected, our nominees will work with other committed, independent members of the board to expose and correct the flaws of the prior sale process; explore the possible sale of the Company and other strategic transactions with the sole objective of maximizing shareholder value; dismantle the Company's anti-takeover devices; install truly independent directors in leadership positions on the board; and focus on improving operating results and instituting a management compensation structure that rewards performance. Specifically, our nominees will advocate--

     o conducting a thorough review of the Company's prior sale process. We believe that to restore trust and credibility to the Company, it is important to fully investigate and to correct the conflicts that we believe beset the prior sale process;

     o reconstituting the board's special committee. According to statements of management on the last two earnings calls, the special committee continues to exist but is not active. We think this is wrong. We believe that this committee should be active and that it should be composed solely of newly elected, independent directors who have not previously served in this capacity. We also believe that, if a decision is made to sell the Company, a credible financial or strategic buyer will not be likely to come forward unless the special committee is composed of new members unconnected with the prior process. We intend to seek substantial representation for our nominees on this committee;

     o explore methods to maximize shareholder value, which may include a sale of the Company. We believe that the special committee, together with professional advisors that it may retain in the future, should examine all possible methods of maximizing shareholder value, which may include a sale of the Company. If a decision is made to sell the Company, the newly constituted special committee, and not senior management, should conduct the process.

     o destaggering the board to provide for the annual election of all directors. We believe that directors should be held accountable to shareholders for their performance on an annual basis and that a staggered board improperly shields directors from scrutiny. Eliminating the Company's staggered board requires an amendment to the Company's charter, which under Missouri law must be approved by shareholders. Under the Company's charter, 85% of the outstanding shares must vote to approve this amendment.

     o eliminating the Company's poison pill rights plan. We believe that Missouri law provides adequate protection against coercive takeover proposals. A poison pill goes beyond these protections. It tends to chill discourse among shareholders and inhibit collective action in the exercise of the shareholder franchise for fear of forming a "group" that triggers the draconian dilution apparatus of the pill. The board of directors may redeem or otherwise terminate the rights plan without shareholder action.

     o designating a board chairman and a lead director unconnected to the prior sale process. We believe that these positions should be filled by directors, such as our nominees, who are new, independent and unconnected with the prior sale process. In all events, we believe that the board must conduct regular meetings without the participation of management directors.

     o focusing on operating performance. We believe that the board must conduct a thorough review of the Company's operations and business model, with a view to improving financial performance. This review should include further opportunities for reducing the Company's $23 million in corporate overhead for fiscal 2002 (excluding merger expenses) and ways to optimize use of the Company's facilities. We also believe that the Company should engage an outside industry consultant to assist in the review process. We expect that our nominees may have other specific proposals for improving the Company's performance, after they are elected and have access to the Company's non-public operating data.

     o aligning management compensation with operating results and shareholder return. We do not believe that management should be rewarded with increased compensation unless the increase is justified by improved operating results, a higher share price and/or other measures of enhanced shareholder value.

                                  THE PROPOSALS

           Dolphin is soliciting proxies from the holders of shares of common stock to elect three nominees to fill the seats of the Company's directorships that expire at the 2003 annual meeting. The directors whose terms expire at the annual meeting are Messrs. Corley and Edison and Patricia P. Priest, who was appointed by the board to fill a vacancy occasioned by the retirement of Mr. Henrion in April 2003. Dolphin is also seeking proxy authority to vote on two other proposals that, according to the Company's preliminary proxy materials, will also be brought before the 2003 annual meeting.

           The election of directors requires a plurality of the votes cast in the election. The other proposals require a majority of the votes cast on the particular matter. See "Voting Procedures" below.

           Dolphin recommends that you vote FOR each of Proposal Nos. 1, 2 and 3 by checking the appropriate boxes and signing, dating and returning the enclosed BLUE proxy card.

           Election of Directors to Terms Expiring in 2006

Proposal No. 1 -- Election of Dolphin's Nominees as Directors to Terms Expiring in 2006

           Proposal No. 1 provides for the election of Edward E. Hartline, Donald T. Netter and Edward A. Weinstein to serve as directors until the 2006 annual meeting of shareholders. See "Certain Other Information Regarding Dolphin's Nominees" for information concerning the background and experience of Messrs. Weinstein, Netter and Hartline. If elected, Dolphin's nominees would constitute three of the Company's nine directors.

           Each of Dolphin's nominees has consented to being named herein as a nominee for director of the Company and has agreed to stand for election as a director.

           Although we have no reason to believe that any of our nominees will be unable to serve as a director, if any Dolphin nominee is not available to serve, we expect that the remaining Dolphin nominees, upon taking office, would seek to work with the other non-conflicted members of the Company's board to fill the vacancy with an individual willing to consider and implement our platform to maximize shareholder value.

           Ratification of the Appointment of Independent Accountants (Company Proposal)

Proposal No. 2 -- Ratification of Ernst & Young LLP as the Company's Independent Accountants

           Proposal No. 2 provides for the ratification of the appointment by the Company's board of directors of Ernst & Young LLP as the Company's independent auditors to audit the Company's financial statements for fiscal 2003. See "Auditors" for further information regarding Ernst & Young LLP.

           Sale of the Company (Shareholder Proposal)

Proposal No. 3 -- Shareholder Proposal Regarding Sale of the Company

           Proposal No. 3 provides for the Company's board of directors to pursue a sale of the Company, or all or substantially all of its business and assets, with the assistance of a nationally recognized investment banking firm, with the intent to consummate such transactions no later than February 28, 2004. Proposal No. 3 is being presented by Renaissance Capital Group, Inc., one of the Company's shareholders. Based on information that we have received from the Company, we understand that Renaissance beneficially owns a total of 619,700 shares of the Company's common stock or approximately 4.6% of the outstanding shares. This percentage, and other shareholder percentages in this proxy statement, are based upon 13,362,785 shares of common stock that the Company has informed us were issued and outstanding as of April 18, 2003, the record date for the shares entitled to vote at the 2003 annual meeting.

           The Company's board of directors recommends a vote against Proposal No. 3. Dolphin recommends a vote in favor of this proposal.

           By supporting the Renaissance proposal, we are not necessarily advocating a sale of the Company by February 28, 2004. We believe, however, that this proposal sends a strong message to management that shareholders expect immediate action to turn the Company around and to maximize shareholder value. Given the operating results of the Company in recent years and the performance of its share price, shareholders are justified in expecting management to take vigorous action to implement operational improvements and install drivers for growth. If management is unable to do this within a year's time, then a properly conducted sale process may be the appropriate way to achieve value. We also identify with the supporting statement of Renaissance set forth in the Company's 2003 proxy materials, which highlights the disappointing performance of the Company's share price, the decline in its market capitalization and the decline in its financial and business performance.

            We therefore intend to vote our shares, along with all shares represented by any proxy signed and returned to Dolphin without instructions to the contrary, in favor of Proposal No. 3.

           Shareholders are referred to the Company's proxy statement for the 2003 annual meeting for a detailed description of Proposal No. 3, the reasons that Renaissance is making this proposal and the Company's reasons for opposing it.

                            INFORMATION ABOUT DOLPHIN

           Dolphin's nominees and certain other persons named below may be deemed to be "participants" in this proxy solicitation, as the term participant is defined in Schedule 14A promulgated under the Securities Exchange Act of 1934. Dolphin is a Delaware limited partnership that is engaged in the business of investing in corporate securities, including both active investment and investment arbitrage. The address of the principal business and principal offices of Dolphin is c/o Dolphin Holdings Corporation, 96 Cummings Point Road, Stamford, Connecticut 06902.

           The general partner of Dolphin is Dolphin Associates, LLC, a Delaware limited liability company that is engaged in the business of investing in corporate securities, including both active investment and investment arbitrage. The address of the principal business and principal offices of Dolphin Associates, LLC is c/o Dolphin Holdings Corporation, 96 Cummings Point Road, Stamford, Connecticut 06902.

           The managing member of Dolphin Associates LLC is Dolphin Holdings Corporation, a Delaware corporation engaged in managing partnerships that directly and indirectly invest in publicly traded corporate securities, including both active investments and investment arbitrage. The address of the principal business and principal offices of Dolphin Holdings Corporation is 96 Cummings Point Road, Stamford, Connecticut 06902. Donald T. Netter is Chairman, Chief Executive Officer, President and Senior Managing Director of Dolphin Holdings Corporation. The business address of Mr. Netter is c/o Dolphin Holdings Corporation, 96 Cummings Point Road, Stamford, Connecticut 06902. The other officers Dolphin Holdings Corporation and their principal occupations and business addresses are set forth on Schedule I to this proxy statement. These persons may also solicit proxies on Dolphin's behalf so that they may be deemed participants in our solicitation.

           As of the date of this proxy statement, Dolphin owns an aggregate of 1,262,800 shares of common stock representing approximately 9.5% of the outstanding shares.

           Additional information about Dolphin and Dolphin's nominees including information regarding the beneficial ownership of common stock is set forth under the heading "Certain Other Information Regarding Dolphin's Nominees" and in Annex A attached to this proxy statement.

           Dolphin has retained Innisfree to act as an advisor and to provide consulting and analytic services and solicitation services in connection with this proxy solicitation. Innisfree is a proxy service company. It mails documents to shareholders, responds to shareholder questions and solicits shareholder votes for many companies. Innisfree does not believe that it or any of its directors, officers, employees, affiliates or controlling persons, if any, is a "participant" in this proxy solicitation or that Schedule 14A requires the disclosure of certain information concerning Innisfree. The business address of Innisfree is 501 Madison Avenue, New York, New York

10022. Innisfree has informed Dolphin that, as of the date of this proxy statement, it does not hold any shares of the Company's common stock for its own account or for the accounts of others.

              BACKGROUND OF AND REASONS FOR THE PROXY SOLICITATION

Background

           On various dates from June 14, 2002 through March 26, 2003 Dolphin purchased a total of 1,327,800 shares of common stock in the open market for a total purchase price of $12,589,218 and sold in July 2002 a total of 65,000 shares of common stock in the open market for a total sales price of $865,563, in each case including commissions and related costs. The details of these purchases and sales are set forth in Annex A attached to this proxy statement. All of the purchases were funded by working capital.

           In September 2002, Mr. Netter sought a meeting with the Company's senior management, while the Investcorp acquisition proposal with the participation of management was pending, but his request was not honored. On October 4, 2002, Mr. Netter sent a letter to the Company for distribution to its board. In the letter, Mr. Netter voiced concerns about the Company's sale process based upon the complaint in the Texas class action litigation referred to above. Mr. Netter's believed that the sale process had been slanted in favor of senior management participation, as described above under "Dolphin's Reasons For Seeking Board Representation." Mr. Levy, in his capacity as chairman of the special committee, responded to Mr. Netter by letter dated October 9, 2002, in which he stated that the members of the special committee were aware of their fiduciary obligations and had fulfilled and would continue to fulfil those obligations. Mr. Netter responded to Mr. Levy by letter dated October 22, 2002 and in a subsequent telephone conversation. Mr. Netter told Mr. Levy that he found Mr. Levy's statements difficult to justify on the basis of publicly available information. On October 24, 2002, Investcorp requested, and the special committee subsequently agreed, to terminate the then pending merger agreement between an Investcorp affiliate and the Company citing "continuous adverse conditions in the debt financing market," according to a press release issued by the Company on the same day.

           On December 5, 2002, the Company held its earnings call for the third quarter of fiscal 2002. The Company reported a 3.5% decline in comparable store sales, and management acknowledged a disappointing quarter. The Company provided guidance on diluted earnings per share for fiscal 2003 of $0.77 to $0.85. In response to an investor question, management said that the special committee continued in existence but was inactive.

           On January 27, 2003, Mr. Netter and Brett Buckley, a vice president of Dolphin Holding Corporation, on their own toured the Company's facilities in Dallas. The following day, Mr. Netter and Mr. Buckley met with William C. Hammett, Jr., the Company's chief financial officer, at the Company's headquarters in Dallas. Although the Dolphin representatives had been told that at least one of the co-chief executive officers would be present, neither was available to attend the meeting. In the meeting with Mr. Hammett, the parties discussed the Company's historical results, the Company's previously announced guidance, the Company's general business model and the actions of senior management during the course of the

Company's sale process. On February 11, 2003, Mr. Buckley had a follow-on telephone conversation with Mr. Hammett to discuss these same subjects.

           On March 3, 2003, Dolphin sent a letter to the Company's board of directors stating that it intended to nominate a slate of three independent directors at the Company's 2003 annual meeting. The letter, which was filed with Dolphin's Statement on Schedule 13D on that day, made many of the same points set forth above under "Dolphin's Reasons For Seeking Board Representation." On March 5, 2003, the Company issued a press release describing corporate governance initiatives that its board had adopted on the previous day.

           On March 10, 2003, Mr. Edison left a telephone message for Mr. Netter, which Mr. Netter returned later that day. Mr. Edison informed Mr. Netter that he was calling in his capacity as chairman of the Company's new nominating and corporate governance committee. According to Mr. Edison, the board had suggested calling Mr. Netter for recommendations on candidates for new board members. Mr. Netter inquired concerning the board's timing for selecting the candidates and requested that Mr. Edison call him again when the board's deadline was approaching. Mr. Edison said that he would do so.

           On March 11, 2003, Dolphin sent a letter to the Company requesting minutes of board and shareholder meetings and shareholder information customarily made available in proxy contests. Also on this date, Dolphin issued a press release disclosing its requests and characterizing the Company's announced corporate governance initiatives as "too little, too late." In the release, Dolphin admonished the Company not to expand the board without a shareholder vote.

           On March 17, 2003, the Company sent an open letter to shareholders, reiterating the governance initiatives that it had described in its March 5, 2003 press release.

           On March 18, 2003, the Company responded to Dolphin's request for information by offering to provide only a record list of shareholders following the record date. On March 20, 2003, Dolphin sent a letter to the Company and issued a press release stating that it was establishing a deadline of the close of business on March 21, 2003 for the Company to comply with Dolphin's request for shareholder and other information. On March 21, 2003, the Company sent a letter to Dolphin's counsel stating that the Company would comply with Dolphin's information request. The Company subsequently furnished to Dolphin requested information.

           On March 24, 2003, the Company issued a press release announcing that April 18, 2003 had been selected as the record date for the 2003 annual meeting of the Company's shareholders and that June 10, 2003 had been selected as the date of this meeting.

           On April 8, 2003, the Company conducted its fourth quarter and fiscal year end earnings call. The Company again reported a drop-off in comparable store revenues for the quarter, this time of 4.8%. Management confirmed the previously announced diluted earnings per share guidance for fiscal 2003, but withdrew any quarterly guidance. In response to an investor question, management again stated that the special committee continued to exist but was not active.

           Mr. Edison called Mr. Netter again on April 8, 2003, to state that the board was ready to "lock in" new board members and to inquire whether Dolphin had selected its nominees. Mr. Netter responded that Dolphin would identify its nominees in advance of the April 12, 2003 deadline imposed under the Company's by-laws. On April 10, 2003, Dolphin delivered a letter to the Company notifying the Company of the Dolphin nominees and providing the required information concerning the nominees.

           Also on April 10, 2003, the Company sent a letter to shareholders and issued a press release describing additional governance and business initiatives.

           On April 11, 2003, Mr. Netter telephoned Mr. Edison, who was now chairman of the Company's board as well as chairman of its nominating and corporate governance committee, to inform him that Dolphin had submitted its slate of nominees to the Company. Mr. Netter also inquired of Mr. Edison about the contemplated size of the board, and Mr. Edison replied that it was likely that two directors would be added. This would bring the size of the board to nine, taking into account Mr. Henrion's retirement as director, which was announced by the Company in its release on the previous day. Mr. Edison called Mr. Netter back, and Mr. Netter, who was then travelling, returned the call several hours later. In their conversation, Mr. Edison stated that he would like to interview the Dolphin nominees. Mr. Netter responded that he wanted to discuss Mr. Edison's request with the other nominees over the weekend and would get back to Mr. Edison on Monday.

           On April 14, 2003, Dolphin issued a press release, publicly disclosing its slate of nominees and their qualifications. In the release, Dolphin reiterated its demand that the board not be expanded without a shareholder vote. As promised, Mr. Netter called Mr. Edison, and the two discussed the board's selection of additional directors, the Dolphin nominees, the role of the special committee and the prior sale process. Later in the day, Mr. Edison called back Mr. Netter saying that he continued to be interested in interviewing the other two Dolphin nominees and in working out a mutually acceptable arrangement. Mr. Edison suggested that the nominating committee might be prepared to include one of the Dolphin nominees among the board's appointed directors but that the nominee could not be Mr. Netter. Mr. Edison explained that a number of directors were opposed to Mr. Netter because of what he had written in his March 3, 2003 letter to the board and that it had become a "personal" issue with some of the directors.

           Also on this date, Mr. Edison sent a letter to Mr. Netter reiterating Mr. Edison's request to interview the Dolphin nominees. Mr. Netter responded by letter of April 15, 2003 that Dolphin was not proposing candidates for cherry picking by the board. Mr. Netter stated that Dolphin did not have confidence that any single candidate selected by the board, regardless of qualification, would be able to achieve the necessary reforms. Rather, Mr. Netter said, Dolphin was hoping to elect a slate of highly qualified directors, with complementary skills, background and expertise, who were committed to Dolphin's platform of business, transactional and governance reforms. On April 17, 2003, the Company publicly announced the selection of three additional directors, the retirement of director Bruce Hallett and the expansion of the board to nine directors. Mr. Edison wrote to Mr. Netter on April 18, 2003 expressing regret that his committee had not had the opportunity to interview the Dolphin candidates and informing Mr. Netter of the appointment of the board directors and the expansion of the board announced the previous day.

           On April 23, 2003, Dolphin sent a "stop, look and listen" letter to shareholders, informing them of Dolphin's intention to solicit their proxies for the election of the Dolphin slate and requesting that they not return any proxy card furnished to them by the Company. In the letter, Dolphin noted particularly that, notwithstanding the three recently appointed directors, the incumbent directors constituted a supermajority of the board, occupying six of the nine positions.

                       CERTAIN OTHER INFORMATION REGARDING
                               DOLPHIN'S NOMINEES

           Set forth below are the name, age, business address, present principal occupation, employment history and directorships of each of Dolphin's nominees for at least the past five years. This information has been furnished to Dolphin by the respective Dolphin nominees. Each of Dolphin's nominees has consented to serve as a director of the Company. Each of Dolphin's nominees is at least 18 years of age. None of the entities referenced below is a parent or subsidiary of the Company.

                                                  Present Principal Occupation,
                                                  Five Year Employment History
Name, Age and Business Address                    and Directorships
------------------------------------              -----------------------------

Edward A. Weinstein, 67                           Mr. Weinstein is a retired
433 East 56 Street                                partner of Deloitte & Touche
Apt. 15A                                          LLP where he served, among
New York, New York  10022                         other things, as head of the
                                                  New York merger and
                                                  acquisitions and restructuring
                                                  unit. Prior to his retirement
                                                  from Deloitte & Touche
                                                  in 1998, he served as an audit
                                                  partner and auditor for 40
                                                  years. Mr. Weinstein has
                                                  extensive experience with
                                                  publicly traded retail
                                                  specialty, discount,
                                                  supermarket and department
                                                  store chains. His practice
                                                  also included publicly traded
                                                  clients in manufacturing,
                                                  financial services,
                                                  telecommunications, computer
                                                  services and real estate. Mr.
                                                  Weinstein has managed, planned
                                                  and directed tax, accounting,
                                                  consulting, actuarial and
                                                  valuation support for mergers,
                                                  acquisitions, business
                                                  divestitures and the offering
                                                  of public securities. He also
                                                  has consulted on financial and
                                                  tax restructurings, provided
                                                  accounting and financial
                                                  consulting services in
                                                  commercial litigation and
                                                  arbitration and served as an
                                                  arbitrator in commercial
                                                  accounting disputes. Since
                                                  1998, Mr. Weinstein has been
                                                  an independent consultant and
                                                  advisor to industry,
                                                  not-for-profit organizations
                                                  and government and an
                                                  arbitrator to the securities
                                                  industry. Mr. Weinstein has
                                                  been an adjunct professor of
                                                  accounting and auditing at New
                                                  York

                                                  University and has lectured on
                                                  accounting and auditing at the
                                                  Columbia University Graduate
                                                  School of Business. He has
                                                  also written extensively on
                                                  accounting and auditing and
                                                  spoken on these matters in the
                                                  USA, Japan, the United
                                                  Kingdom, and Israel. Mr.
                                                  Weinstein is a member of the
                                                  American Institute of
                                                  Certified Public Accountants
                                                  and a former President of the
                                                  New York State Society of
                                                  Certified Public Accountants.

Donald T. Netter, 41                              For more than five years, Mr.
c/o Dolphin Holdings Corporation                  Netter has been Chairman,
96 Cummings Point Road                            Chief Executive Officer,
Stamford, Connecticut 06902                       President and Senior Managing
                                                  Director of Dolphin Holdings
                                                  Corporation, a private company
                                                  engaged in managing
                                                  partnerships that directly
                                                  and indirectly invest in
                                                  publicly traded corporate
                                                  securities, including both
                                                  active investments and
                                                  investment arbitrage. Dolphin
                                                  Holdings Corporation is the
                                                  managing member of the general
                                                  partner of Dolphin. From 1989
                                                  through 1993, Mr. Netter was
                                                  co-general partner of RLR
                                                  Partners L.P., the general
                                                  partner of Ballantrae
                                                  Partners, L.P., a New York
                                                  based private investment
                                                  partnership that was engaged
                                                  in acquiring significant
                                                  stakes in public companies,
                                                  merger arbitrage and leveraged
                                                  acquisitions. Following
                                                  Ballantrae's leveraged
                                                  acquisition of Damon
                                                  Corporation in 1989 and until
                                                  its sale in 1993, Mr. Netter
                                                  was a director and held
                                                  officerships of Damon, a
                                                  significant participant in the
                                                  clinical laboratory testing
                                                  business. He currently serves
                                                  as a director of The Aristotle
                                                  Corporation (NASDAQ: ARTLP), a
                                                  holding company which, through
                                                  its subsidiaries, is a leading
                                                  manufacturer and global
                                                  distributor of educational,
                                                  health and agricultural
                                                  products. From 1993 to 1999,
                                                  Mr. Netter was a director and
                                                  officer of Independence
                                                  Holding Company (NASDAQ:
                                                  INHO), a holding company
                                                  engaged through its
                                                  subsidiaries principally in
                                                  the life and health insurance
                                                  business. He also is an
                                                  officer of Geneve Corporation,
                                                  a family-held private
                                                  investment concern, and a
                                                  member of the Executive
                                                  Council of The Rockefeller
                                                  University, New York, New
                                                  York.

Edward E. Hartline, 56                            Mr. Hartline was a founder and
c/o Brown McCarroll, L.L.P.                       since 1991 has been a Managing
1111 Bagby                                        Partner of Brown McCarroll,
47th Floor                                        L.L.P., a law firm with
Houston, Texas 77030                              offices in Houston, Austin,
                                                  Dallas and Longview, Texas. He
                                                  specializes in tax, corporate
                                                  and mergers and acquisitions
                                                  law. Mr. Hartline is a member
                                                  of the board of directors of
                                                  two Texas-based private
                                                  companies, Cordua Restaurants
                                                  and 1776, Inc. Cordua operates
                                                  restaurants serving Latin
                                                  American and South American
                                                  fare and offers catering
                                                  services with a variety of
                                                  themes and price points. 1776,
                                                  Inc. operates family eating
                                                  establishments offering
                                                  breakfast, lunch and dinner
                                                  and catering services. Mr.
                                                  Hartline has served as a board
                                                  member and as chairman of the
                                                  board of the Houston Law
                                                  Review since 1973 and 2001
                                                  respectively. He also serves
                                                  as a judge for the Police
                                                  Civil Service Commission of
                                                  the City of Houston.


           Each of Messrs. Weinstein, Netter and Hartline has entered into a nominee agreement with Dolphin, pursuant to which Dolphin has agreed to indemnify the nominee for certain liabilities, losses, claims, damages and expenses, including reasonable attorneys' fees and expenses, in connection with any action, investigation or other proceeding involving the nominee as a result of his nomination as a director of the Company. Also, in connection with the nomination of Messrs. Weinstein and Hartline, Mr. Netter has agreed to direct up to $10,000 to a qualifying charity designated by each of Mr. Weinstein and Mr. Hartline.

           The number of shares of the Company's common stock beneficially owned and the percentage of beneficial ownership of each of Dolphin's nominees as of the date of this proxy statement are as follows:

                              Number of Shares                 Percentage
Dolphin Nominee               Beneficially Owned (1) (2)       Ownership (3)
--------------------------    ----------------------------   ------------------
Edward E. Hartline                            --                    --

Donald T. Netter                       1,262,800(4)               9.5%

Edward A. Weinstein                           --                    --

                              ----------------------------   ------------------
Total                                  1,262,800(5)               9.5%

--------------------

     (1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

     (2) Under the rules of the SEC, Dolphin's nominees may be deemed to be members of a group and, as a result, each Dolphin nominee may be deemed to beneficially own shares of common stock beneficially owned by each of the other Dolphin nominees. Each of Dolphin's nominees disclaims beneficial ownership of the shares of common stock beneficially owned by any of the other Dolphin nominees.

     (3) Calculated based on based upon 13,362,785 shares of common stock that the Company has informed us were issued and outstanding as of April 18, 2003, the record date for the shares entitled to vote at the 2003 annual meeting.

     (4) Consists of 1,262,800 shares of common stock owned by Dolphin Limited Partnership I, L.P. Mr. Netter is the Chairman, Chief Executive Officer, President and Senior Managing Director of Dolphin Holdings Corporation, the managing member of Dolphin Associates LLC. Dolphin Associates LLC is the general partner of Dolphin Limited Partnership I, L.P. Mr. Netter has sole voting and dispositive power with respect to the 1,262,800 shares of common stock owned by Dolphin Limited Partnership I, L.P.

     (5) Consists of 1,262,800 shares of common stock owned by Dolphin Limited Partnership I, L.P.

           All of Dolphin's nominees are citizens of the United States.

           Except as set forth in this proxy statement or in the Annexes hereto, to the best knowledge of Dolphin, none of Dolphin, any of the persons participating in this proxy solicitation on behalf of Dolphin, Dolphin's nominees and, with respect to items (i), (vii) and (viii) of this paragraph, any associate (within the meaning of Rule 14a-1 of the Securities Exchange Act of 1934) of the foregoing persons (i) owns beneficially, directly or indirectly, any securities of the Company, (ii) owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company, (iii) owns any securities of the Company of record but not beneficially, (iv) has purchased or sold any securities of the Company within the past two years, (v) has incurred indebtedness for the purpose of acquiring or holding securities of the Company,
(vi) is or has within the past year been a party to any contract, arrangement or understanding with respect to any securities of the Company, (vii) since the beginning of the Company's last fiscal year has been indebted to the Company or any of its subsidiaries in excess of $60,000 or (viii) has any arrangement or understanding with respect to future employment by the Company or with respect to any future transactions to which the Company or any of its affiliates will or may be a party. In addition, except as set forth in this proxy statement or in the Annexes hereto, to the best knowledge of Dolphin, none of Dolphin, any of the persons participating in this proxy solicitation on behalf of Dolphin, Dolphin's nominees and any associates of the foregoing persons, has had or is to have a direct or indirect material interest in any transaction or proposed transaction with the Company in which the amount involved exceeds $60,000, since the beginning of the Company's last fiscal year.

           Except as set forth in this proxy statement or in the Annexes hereto, to the best knowledge of Dolphin, none of Dolphin's nominees, since the beginning of the Company's last fiscal year, has been affiliated with (i) any entity that made or received, or during the Company's current fiscal year proposes to make or receive, payments to or from the Company or its subsidiaries for property or services in excess of five percent of either the Company's or such entity's consolidated gross revenues for its last full fiscal year, or (ii) any entity to which the Company or its subsidiaries were indebted at the end of the Company's last full fiscal year in an aggregate amount exceeding five percent of the Company's total consolidated assets at the end of such year. None of Dolphin's nominees is, or during the Company's last fiscal year has been, affiliated with any law or investment banking firm that has performed or proposes to perform services for the Company.

           To the best knowledge of Dolphin, none of the corporations or organizations in which the Dolphin's nominees have conducted their principal occupation or employment was a parent, subsidiary or other affiliate of the Company, and Dolphin's nominees do not hold any employment position or office with the Company or have any family relationship with any executive officer or director of the Company or have been involved in any proceedings, legal or otherwise, of the type required to be disclosed by the rules governing this solicitation.

                                    AUDITORS

           According to information contained in the Company's proxy statement, the Company's board of directors has appointed Ernst & Young LLP as the independent accountants to audit the Company's financial statements for fiscal 2003. Ernst & Young LLP has audited the Company's financial statements since 1995. The Company has stated in its proxy statement that representatives of Ernst & Young LLP are expected to be available at the 2003 annual meeting and will have an opportunity to make a statement if such representatives so desire and are expected to be available to respond to appropriate questions.

           Dolphin recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for fiscal 2003. See Proposal No. 2 under "The Proposals."

                             SOLICITATION OF PROXIES

           Dolphin has retained Innisfree to act as an advisor in connection with this proxy solicitation. In connection with its retention by Dolphin, Innisfree has agreed to provide consulting and analytic services and solicitation services with respect to banks, brokers, institutional investors and individual shareholders. Dolphin has agreed to pay Innisfree a fee for its services estimated to be not more than $25,000 and to reimburse Innisfree for its reasonable out-of-pocket expenses. Dolphin also has agreed to indemnify Innisfree against certain liabilities and expenses in connection with this proxy solicitation, including liabilities under the federal securities laws. Approximately __ employees of Innisfree will engage in the solicitation. Proxies may be solicited by mail, advertisement, telephone, facsimile or in person. Solicitations may be made by persons employed by or affiliated with Dolphin. However, no person will receive additional compensation for such solicitation other than Innisfree.

           Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of shares of common stock for which they hold of record and Dolphin will reimburse them for their reasonable out-of-pocket expenses.

           The expenses related directly to this proxy solicitation are expected to aggregate approximately $__________ and will be borne by Dolphin. These expenses include fees and expenses for attorneys, proxy solicitors, printing, postage, filing expenses and other costs incidental to the solicitation. Of this estimated amount, approximately $________ has been spent to date. The actual costs and expenses could be materially different than the estimated amounts and, in particular, could be substantially higher if for any reason litigation is instituted in connection with the matters related to this proxy statement.

           The purpose of the proposals in this proxy statement is to advance the interests of all the Company's shareholders. Therefore, Dolphin believes that its expenses related to this proxy solicitation should be borne by the Company and it intends to seek reimbursement of such expenses from the Company whether or not this proxy solicitation is successful. The question of reimbursement of the expenses of Dolphin by the Company will not be submitted to a shareholder vote.

           If you have any questions about this proxy solicitation or voting your shares or require assistance, please contact:

                           Innisfree M&A Incorporated
                               501 Madison Avenue
                            New York, New York 10022
                            Toll Free: (888) 750-5834
                 Banks and Brokers call collect: (212) 750-5833

                                  OTHER MATTERS

           This proxy solicitation is being made by Dolphin and not on behalf of the board of directors or management of the Company. Dolphin is not aware of any other matters to be brought before the Company's 2003 annual meeting, except as set forth herein. Should other matters be brought before the 2003 annual meeting, by having signed and returned the enclosed BLUE proxy card, you will have authorized the persons named as proxies in the enclosed BLUE proxy card to vote on all such matters in their discretion.

           The Company's filings with the SEC contains information regarding (1) financial information of the Company; (2) securities ownership of certain beneficial owners and management of the Company; (3) the committees of the board of directors; (4) the meetings of the board of directors and all committees thereof; (5) the business background and employment biographies of the Company's nominees for election to the board of directors; (6) the compensation and remuneration paid and payable to the Company's directors and management; and (7) the Company's stock price performance in relation to an assumed group of "peers" or market-based indices. Shareholders are referred to the Company's filings for this information.

                  SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

           The Company's proxy statement with respect to the 2003 annual meeting indicates that proposals of the Company's shareholders intended to be presented at the Company's 2004 annual meeting must be received by the Company no later than _________, 2004 in order for them to be considered for inclusion in the Company's proxy statement. The Company's shareholders are hereby referred to the Company's proxy statement in connection with the 2003 annual meeting for such information.

                        INFORMATION REGARDING THE COMPANY

           The information concerning the Company contained in this proxy statement has been taken from or is based upon documents and records on file with the SEC and other publicly available information. Dolphin has no knowledge that would indicate that statements relating to the Company contained in this proxy statement in reliance upon publicly available information are inaccurate or incomplete. Dolphin, however, has not been given access to the books and records of the Company, was not involved in the preparation of such information and statements, and is not in a position to verify, or make any representation with respect to the accuracy or completeness of, any such information or statements.

                                VOTING PROCEDURES


Who is entitled to vote?

           If the Company's stock records show that you are a shareholder as of the close of business on the record date for the 2003 annual meeting, you are entitled to vote the shares of common stock that you held on such date. Even if you sell your shares after the record date for the 2003 annual meeting, you will retain the right to execute a proxy in connection with the 2003 annual meeting. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon.

Can I attend the meeting?

           All shareholders of record of the Company's common stock at the close of business on April 18, 2003, the record date for the 2003 annual meeting, or their designated proxies, are authorized to attend the 2003 annual meeting. If your shares are held of record by a bank, broker or other nominee, you will need to obtain a "legal proxy" form from your bank or broker if you wish to vote at the 2003 annual meeting.

What constitutes a quorum? How will abstentions and broker non-votes be counted?

           The holders of a majority of the Company's common stock outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the 2003 annual meeting. Votes cast in person or by proxy at the 2003 annual meeting will be tabulated by the inspector of elections appointed for the 2003 annual meeting to determine whether or not a quorum is present. The inspector of elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but abstentions will neither be counted as votes for, nor the withholding of authority for, the election of our three nominees (Proposal No. 1), but will have the effect of a vote against all other matters submitted to a vote of shareholders.

           Shares as to which voting instructions are given as to at least one of the matters to be voted on or which the nominee has the discretion to vote on at least one of the matters presented at the 2003 annual meeting will be deemed to be represented at the meeting and be counted for purposes of determining whether a quorum is present, even if the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner (a "broker non-vote"). Shares as to which a proxy is submitted to us without instructions will deemed to be represented at the meeting and be counted for purposes of determining the presence of a quorum, and our representatives will vote your shares in favor of Proposals Nos. 1, 2, and 3.Broker non-votes will not be counted as votes for, nor the withholding of authority for, the election of our three nominees (Proposal No. 1), the ratification of accountants (Proposal No. 2), or the shareholder proposal regarding the sale of the Company (Proposal No. 3).

How do I vote?

           Voting by proxy for holders of shares registered in the name of a brokerage firm or bank. If your shares are held by a broker, bank or other nominee (i.e., in "street name"), only your bank or broker can give a proxy with respect to your shares. You should receive a proxy card from your bank or broker which you must return in the envelope provided in order to have your shares voted. If you have not received a proxy card from your bank or broker, you may contact it directly to provide it with instructions on how you wish to vote. If you need assistance in dealing with your bank or broker, please contact Innisfree at (888) 750-5834 or collect at (212) 750-5833.

           Voting by proxy for holders of shares registered directly in the name of the shareholder. If you hold your shares in your own name as a holder of record, you may vote your shares by marking, signing, dating and mailing the BLUE proxy card in the postage-paid envelope that has been provided to you by Dolphin. To vote your shares in accordance with your instructions at the 2003 annual meeting, we must receive your proxy as soon as possible but, in any event, prior to the 2003 annual meeting.

           Vote in person. If you are a registered shareholder and attend the 2003 annual meeting, you may vote in person by completing a ballot provided for this purpose at the meeting. You may also deliver your completed BLUE proxy card at the meeting to a representative of Dolphin. "Street name" shareholders who wish to vote at the 2003 annual meeting will need to obtain a "legal proxy" form from the broker, bank or other nominee that holds their shares of record and must bring that document to the meeting in order to vote in person at the 2003 annual meeting. If you need assistance, please contact Innisfree at (888) 750-5834 or collect at (212) 750-5833.

What should I do if I receive a proxy card which is not BLUE?

           If you submit a proxy to us by signing and returning the enclosed BLUE proxy card, do NOT sign or return the proxy card or follow any voting instructions provided by the Company's board of directors unless you intend to change your vote, because only your latest-dated proxy will be counted.

Can I revoke my proxy instructions?

           You may revoke your proxy at any time before it has been exercised by:

     o submitting a written revocation with the Corporate Secretary of the Company or Innisfree;

     o submitting a duly executed proxy bearing a later date with the Corporate Secretary of the Company or Innisfree; or

     o appearing in person and voting by ballot at the 2003 annual meeting as described above under "How do I vote? -- Vote in Person."

           Any shareholder of record as of the record date of the 2003 annual meeting attending the 2003 annual meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a shareholder at the 2003 annual meeting will NOT constitute revocation of a previously given proxy.

           If you choose to revoke a proxy by giving written notice or a later-dated proxy to the Corporate Secretary of the Company, we would appreciate if you would assist us in representing the interests of shareholders on an informed basis by sending us a copy of your revocation or proxy or by calling Innisfree, at (888) 750-5834 or collect at (212) 750-5833. Remember, your latest-dated proxy is the only one that counts.

Will other matters be voted on at the annual meeting?

           We are not now aware of any matters to be presented at the 2003 annual meeting other than the election of directors, the ratification of the appointment of the Company's independent auditors and the shareholder proposal regarding the sale of the Company. If any other matters not described in the proxy statement are properly presented at the 2003 annual meeting, including matters incidental to the conduct of the 2003 annual meeting, proxies will be voted in accordance with the best judgment of the proxy holders.

If I plan to attend the annual meeting, should I still submit a proxy?

           Whether you plan to attend the 2003 annual meeting or not, we urge you to submit a proxy. Returning the enclosed BLUE proxy card will not affect your right to attend the 2003 annual meeting.

How will my shares be voted?

           If you give a proxy on the accompanying BLUE proxy card, your shares will be voted as you direct. If you submit a proxy to us without instructions, our representatives will vote your shares in favor of Proposal Nos. 1, 2 and 3. Submitting a BLUE proxy card will entitle our representatives to vote your shares in accordance with their discretion on matters not described in this proxy statement that may arise at the 2003 annual meeting, including matters incident to the conduct of the 2003 annual meeting. Unless a proxy specifies otherwise, it will be presumed to relate to all shares held of record on the record date for the 2003 annual meeting by the person who submitted it.

How can I receive more information?

           If you have any questions about giving your proxy or about our solicitation, or if you require assistance, please call Innisfree at (888) 750-5834 or collect at (212) 750-5833.

                     --------------------------------------

Your vote is important. No matter how many or how few shares you own, please vote to elect Dolphin's nominees by marking, signing, dating and mailing the enclosed BLUE proxy card promptly.





                                             DOLPHIN LIMITED PARTNERSHIP I, L.P.

                                                                  ________, 2003

                                                                     SCHEDULE I


              Directors and Officers of Dolphin Holding Corporation

Name and Position                            Principal Occupation                    Principal Business Address
-----------------                            --------------------                    --------------------------

Donald T. Netter                             Chairman, Chief Executive Officer,      96 Cummings Point Road
Chairman,  Chief Executive Officer,          President and Senior Managing           Stamford, Connecticut  06902
President and Senior Managing Director       Director, Dolphin Holdings Corporation

Theodore A. De Blanco                        Managing Director and Senior Vice       96 Cummings Point Road
Managing Director and Senior Vice President  President, Dolphin Holdings             Stamford, Connecticut  06902
                                             Corporation

Brett J. Buckley                             Vice President, Dolphin Holdings        96 Cummings Point Road
Vice President                               Corporation                             Stamford, Connecticut  06902

                                                                         ANNEX A

                          TRANSACTIONS IN COMMON STOCK

           The following table sets forth information with respect to all purchases and sales of common stock of the Company by Dolphin during the past two years. Except as set forth below, to the knowledge of Dolphin, no participant in this solicitation or Dolphin has purchased or sold securities of the Company within the past two years.


                                       Transaction              Number
               Date                       Type                 of Shares       Price Per Share*
            ----------                 ----------              ---------       ---------------

              6/14/02                    Purchase                5,100              $12.01
              6/17/02                    Purchase                6,900              $12.01
              6/18/02                    Purchase               56,700              $12.01
              6/19/02                    Purchase               31,300              $12.01
              6/20/02                    Purchase                4,000              $12.00
              6/21/02                    Purchase               73,000              $12.014
              6/24/02                    Purchase               23,000              $12.047
              7/10/02                    Purchase               70,000              $11.008
              7/11/02                    Purchase               20,000              $11.103
              7/12/02                    Purchase               31,900              $11.444
              7/15/02                      Sale                 65,000              $13.316
              7/19/02                    Purchase               62,000              $12.817
              7/24/02                    Purchase                  600              $12.66
              7/29/02                    Purchase               10,000              $13.01
              9/11/02                    Purchase               20,500              $13.02
              9/26/02                    Purchase               50,000              $10.212
             10/25/02                    Purchase               70,000               $8.123
             10/28/02                    Purchase               20,000               $8.118
             10/29/02                    Purchase               10,000               $8.142
             10/30/02                    Purchase                5,000               $7.86
             11/19/02                    Purchase                2,500               $7.66
             11/20/02                    Purchase                2,500               $7.76
             11/21/02                    Purchase                2,500               $7.756


                                       32



                                       Transaction              Number
               Date                       Type                 of Shares       Price Per Share*
            ----------                 ----------              ---------       ---------------

             11/25/02                    Purchase                1,000               $7.62
             11/27/02                    Purchase                5,000               $7.951
             11/29/02                    Purchase                5,000               $8.023
              12/2/02                    Purchase                3,300               $7.837
              12/3/02                    Purchase                5,000               $7.871
              12/4/02                    Purchase                2,500               $8.008
              12/5/02                    Purchase               15,800               $8.14
              12/6/02                    Purchase               20,000               $8.297
              12/9/02                    Purchase                2,900               $8.449
             12/10/02                    Purchase                  300               $8.66
             12/11/02                    Purchase               10,300               $8.747
             12/12/02                    Purchase               10,100               $8.821
             12/13/02                    Purchase                8,500               $8.656
             12/16/02                    Purchase                5,000               $8.66
             12/17/02                    Purchase                4,500               $8.77
             12/18/02                    Purchase                5,000               $8.71
             12/19/02                    Purchase                5,000               $8.61
             12/20/02                    Purchase                5,000               $8.559
              1/2/03                     Purchase                  800               $8.593
              1/3/03                     Purchase                2,500               $8.613
              1/6/03                     Purchase                5,000               $8.81
              1/7/03                     Purchase                2,500               $8.81
              1/8/03                     Purchase                2,500               $8.71
              1/9/03                     Purchase                1,000               $8.72
              1/10/03                    Purchase                1,000               $8.72
              1/13/03                    Purchase                1,000               $8.72
              1/13/03                    Purchase                1,000               $8.66
              1/14/03                    Purchase                2,000               $8.71
              1/15/03                    Purchase                2,000               $8.69


                                       33



                                       Transaction              Number
               Date                       Type                 of Shares       Price Per Share*
            ----------                 ----------              ---------       ---------------

              1/15/03                    Purchase                2,000               $8.423
              1/16/03                    Purchase                2,000               $8.463
              1/17/03                    Purchase                2,000               $8.55
              1/21/03                    Purchase                1,000               $8.50
              1/22/03                    Purchase                1,000               $8.40
              1/23/03                    Purchase                1,000               $8.36
              1/23/03                    Purchase                1,000               $8.23
              1/24/03                    Purchase                1,000               $8.17
              1/24/03                    Purchase                  500               $8.01
              1/27/03                    Purchase                  500               $8.083
              2/10/03                    Purchase                  200               $7.613
              2/11/03                    Purchase                  800               $7.713
              2/14/03                    Purchase                1,000               $7.683
              2/20/03                    Purchase               20,000               $7.76
              2/20/03                    Purchase                6,000               $7.733
              2/20/03                    Purchase                1,500               $7.723
              2/20/03                    Purchase                2,400               $7.713
              2/20/03                    Purchase                3,000               $7.71
              2/20/03                    Purchase               12,100               $7.668
              2/20/03                    Purchase                2,900               $7.658
              2/20/03                    Purchase                4,300               $7.638
              2/20/03                    Purchase               11,000               $7.618
              2/20/03                    Purchase                1,000               $7.598
              2/20/03                    Purchase                1,200               $7.588
              2/20/03                    Purchase                1,800               $7.578
              2/20/03                    Purchase                  500               $7.568
              2/20/03                    Purchase                  200               $7.558
              2/21/03                    Purchase                  400               $8.223
              2/21/03                    Purchase                1,300               $8.213

                                       34


                                       Transaction              Number
               Date                       Type                 of Shares       Price Per Share*
            ----------                 ----------              ---------       ---------------

              2/21/03                    Purchase                1,300               $8.203
              2/21/03                    Purchase                4,500               $8.193
              2/21/03                    Purchase                  500               $8.183
              2/21/03                    Purchase                1,600               $8.173
              2/21/03                    Purchase                1,300               $8.171
              2/21/03                    Purchase                1,600               $8.163
              2/21/03                    Purchase                2,000               $8.153
              2/21/03                    Purchase                9,100               $8.143
              2/21/03                    Purchase                  800               $8.133
              2/21/03                    Purchase                  300               $8.06
              2/21/03                    Purchase                6,800               $8.04
              2/21/03                    Purchase                  200               $7.94
              2/21/03                    Purchase                5,500               $7.883
              2/21/03                    Purchase                7,000               $7.83
              2/24/03                    Purchase                2,700               $8.263
              2/24/03                    Purchase                2,000               $8.26
              2/24/03                    Purchase                2,900               $8.256
              2/24/03                    Purchase                4,200               $8.253
              2/24/03                    Purchase                2,800               $8.25
              2/24/03                    Purchase               13,900               $8.243
              2/24/03                    Purchase                5,200               $8.24
              2/24/03                    Purchase                4,900               $8.233
              2/24/03                    Purchase                  300               $8.23
              2/24/03                    Purchase                3,700               $8.213
              2/24/03                    Purchase                2,000               $8.211
              2/24/03                    Purchase                  400               $8.183
              2/24/03                    Purchase                1,900               $8.17
              2/24/03                    Purchase                2,200               $8.163
              2/24/03                    Purchase                2,900               $8.153


                                       35



                                       Transaction              Number
               Date                       Type                 of Shares       Price Per Share*
            ----------                 ----------              ---------       ---------------

              2/24/03                    Purchase                7,700               $8.32
              2/25/03                    Purchase                2,300               $8.31
              2/25/03                    Purchase                2,200               $8.293
              2/25/03                    Purchase               10,000               $8.29
              2/25/03                    Purchase                7,000               $8.283
              2/25/03                    Purchase                5,000               $8.273
              2/25/03                    Purchase                3,400               $8.27
              2/25/03                    Purchase               11,000               $8.263
              2/25/83                    Purchase                3,800               $8.26
              2/25/03                    Purchase                  600               $8.259
              2/25/03                    Purchase                9,000               $8.253
              2/25/03                    Purchase                4,200               $8.25
              2/25/03                    Purchase                7,600               $8.243
              2/25/03                    Purchase                1,400               $8.24
              2/25/03                    Purchase                2,000               $8.223
              2/26/03                    Purchase               11,900               $8.31
              2/26/03                    Purchase                6,600               $8.30
              2/26/03                    Purchase                5,800               $8.29
              2/26/03                    Purchase                4,200               $8.28
              2/26/03                    Purchase                2,000               $8.273
              2/26/03                    Purchase                2,500               $8.27
              2/26/03                    Purchase                2,900               $8.263
              2/26/03                    Purchase                7,800               $8.26
              2/26/03                    Purchase                  500               $8.253
              2/26/03                    Purchase                6,400               $8.243
              2/26/03                    Purchase                1,000               $8.242
              2/26/03                    Purchase                4,400               $8.24
              2/26/03                    Purchase                  500               $8.23
              2/26/03                    Purchase                2,200               $8.223

                                       36


                                       Transaction              Number
               Date                       Type                 of Shares       Price Per Share*
            ----------                 ----------              ---------       ---------------

              2/26/03                    Purchase                1,100               $8.22
              2/26/03                    Purchase                1,000               $8.213
              2/27/03                    Purchase                1,200               $8.313
              2/27/03                    Purchase               32,100               $8.27
              2/27/03                    Purchase               37,600               $8.263
              2/27/03                    Purchase                  100               $8.26
              2/27/03                    Purchase                  500               $8.253
              2/27/03                    Purchase                1,400               $8.25
              2/27/03                    Purchase                  200               $8.24
              2/27/03                    Purchase                1,000               $8.233
              2/27/03                    Purchase                1,000               $8.223
              2/27/03                    Purchase                4,200               $8.22
              2/27/03                    Purchase                3,000               $8.213
              2/28/03                    Purchase               20,000               $8.31
              2/28/03                    Purchase                5,900               $8.293
              2/28/03                    Purchase                7,000               $8.292
              2/28/03                    Purchase                5,000               $8.29
              2/28/03                    Purchase                7,000               $8.283
              2/28/03                    Purchase               20,000               $8.27
              2/28/03                    Purchase                8,900               $8.263
              2/28/03                    Purchase                3,700               $8.26
              2/28/03                    Purchase                1,000               $8.253
              2/28/03                    Purchase                2,000               $8.243
              3/3/03                     Purchase               14,900               $8.36
              3/3/03                     Purchase                1,000               $8.33
              3/3/03                     Purchase               10,400               $8.32
              3/3/03                     Purchase                4,500               $8.313
              3/3/03                     Purchase                1,600               $8.31
              3/3/03                     Purchase                  400               $8.303


                                       37



                                       Transaction              Number
               Date                       Type                 of Shares       Price Per Share*
            ----------                 ----------              ---------       ---------------

              3/3/03                     Purchase                2,100               $8.293
              3/3/03                     Purchase                  200               $8.29
              3/3/03                     Purchase                  500               $8.28
              3/3/03                     Purchase                7,900               $8.27
              3/3/03                     Purchase                4,500               $8.253
              3/11/03                    Purchase               35,000               $8.15
              3/17/03                    Purchase               26,000               $8.773
              3/20/03                    Purchase               15,900               $8.935
              3/21/03                    Purchase                5,400               $9.02
              3/25/03                    Purchase                1,500               $8.986
              3/26/03                    Purchase                4,100               $8.99

* Includes commissions and execution related costs.

                                                                         ANNEX B

                            OWNERSHIP OF COMMON STOCK

           Each share of common stock is entitled to one vote on each of the proposals and the common stock is the only class of securities of the Company entitled to vote on the proposals. The Company has informed us that there were 13,362,785 shares of common stock that were issued and outstanding as of April 18, 2003, the record date for the shares entitled to vote at the 2003 annual meeting.

           The following table sets forth the share ownership of all persons who, to the knowledge of Dolphin, beneficially own more than 5% of the outstanding shares of common stock as of the date of this proxy statement. The information with respect to each shareholder, other than Dolphin and except as otherwise indicated, is derived from the preliminary proxy materials filed by the Company with the SEC with respect to the 2003 annual meeting.

                                          Number of Shares         Percentage
Shareholder                             Beneficially Owned (1)      Ownership
-------------------------------------   ------------------------  -------------

Dolphin Limited Partnership I, L.P.            1,262,800               9.5%

Barclays Global Investors, NA (2)              1,019,010               7.6

Dimensional Fund Advisors, Inc. (3)              735,780               5.5

David O. Corriveau (4)                           799,384               5.8

James W. Corley (5)                              814,385               5.9

----------------------

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage ownership of any other person. Subject to community property laws where applicable, to the knowledge of Dolphin, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2) Based upon a Schedule 13G filed with the SEC on February 12, 2003. The address of Barclays Global Investors, N.A. is 45 Fremont Street, San Francisco, California 94105.

(3) Based upon a Schedule 13F filed with the SEC for the quarter ending March 31, 2003. The address of Dimensional Fund Advisors is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(4) Includes 326,667 shares subject to options exercisable within 60 days and 60,000 shares of restricted stock for which Mr. Corriveau has sole voting power only. Mr. Corriveau shares voting and dispositive power with respect to 74,545 shares owned of record by a family limited partnership. Mr. Corriveau disclaims beneficial ownership with respect to such shares. Substantially, all of the shares owned directly by Mr. Corriveau have been pledged as collateral to secure various personal bank loans and margin trading in personal brokerage accounts.

(5) Includes 326,667 shares subject to options exercisable within 60 days and 60,000 shares of restricted stock for which Mr. Corley has sole voting power only. Mr. Corley shares voting and dispositive power with respect to 99,559 shares owned of record by a family limited partnership. Mr. Corley disclaims beneficial ownership with respect to such shares.

                      FORM OF PROXY SOLICITED ON BEHALF OF
                       DOLPHIN LIMITED PARTNERSHIP I, L.P.


           The undersigned shareholder of Dave & Buster's, Inc., a Missouri corporation (the "Company"), on April 18, 2003 (the "record date"), hereby appoints Donald T. Netter or Brett Buckley or either of them, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock, par value $.01 per share, of the Company, which the undersigned would be entitled to vote if personally present at the 2003 Annual Meeting of Shareholders of the Company to be held on June ___, 2003, and at any and all postponements and adjournments thereof as indicated on this proxy.

           IF YOU SIGN, DATE AND RETURN THIS CARD WITHOUT INDICATING YOUR VOTE ON ONE OR MORE OF THE FOLLOWING PROPOSALS, YOU WILL BE DEEMED TO HAVE VOTED IN FAVOR OF PROPOSAL NOS. 1, 2 AND 3. IF YOU VOTE OR ABSTAIN WITH RESPECT TO ONE OR MORE OF THE FOLLOWING PROPOSALS, THIS PROXY CARD WILL REVOKE ANY PREVIOUSLY EXECUTED REVOCATION OF PROXY WITH RESPECT TO SUCH PROPOSALS.

           [X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

           DOLPHIN STRONGLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF PROPOSAL NOS. 1, 2 AND 3.

           Proposal No. 1 -- Election of Edward A. Weinstein, Donald T. Netter and Edward E. Hartline as Directors with Terms Expiring in 2006

           FOR [  ]         AGAINST [  ]            ABSTAINS  [  ]

           (Instruction: If you wish to vote for the election of certain of the nominees, but not all of them, check the "FOR" box above and write the name of the person(s) you do not wish elected in the following space:
________________________________________. If no box is marked above with respect to this Proposal, the undersigned will be deemed to vote for such Proposal, except that the undersigned will not be deemed to vote for the election of any candidate whose name is written in the space provided above.)

           Proposal No. 2 -- Ratification of Appointment of Ernst & Young LLP as Independent Accountants

           FOR [  ]         AGAINST [  ]           ABSTAINS [  ]

           Proposal No. 3 -- Shareholder Proposal on Sale of the Company

           FOR [  ]         AGAINST [  ]           ABSTAINS [  ]

           And in the discretion of the proxies appointed hereunder, on such other business as may properly come before the meeting.

           IMPORTANT: THIS PROXY MUST BE SIGNED AND DATED TO BE VALID.

                                                  Dated:

                                                  ---------------------------


                                                  ---------------------------
                                                  Signature:


                                                  ---------------------------
                                                  Signature (if held jointly):


                                                  ---------------------------
                                                  Title or Authority

Please sign exactly as name appears hereon. If shares are registered in more than one name, the signature of all such persons should be provided. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. If a partnership, please sign in the partnership name by an authorized person. The proxy card votes all shares in all capacities.

PLEASE MARK, SIGN AND DATE THIS PROXY BEFORE MAILING THE PROXY IN THE ENCLOSED ENVELOPE.

           If you have any questions or need assistance in voting your shares, please contact Innisfree M&A Incorporated toll-free at 1-888-750-5834 or if you are a bank or broker please call collect at 1-212-750-5833.